UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022

John Marshall Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Virginia	001-41315	81-5424879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1943 Isaac Newton Square, Suite 100

Reston, Virginia 20190

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 584-0840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	JMSB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2022, John Marshall Bancorp, Inc. (the “Company”) completed its issuance and sale of $25,000,000 in aggregate principal amount of a 5.25% fixed-to-floating rate subordinated note due 2032 (the “Note”) pursuant to the Subordinated Note Purchase Agreement, dated June 15, 2022 (the “Note Purchase Agreement”), by and among the Company and the purchaser named therein (the “Purchaser”). The Note was issued by the Company to the Purchaser at a price equal to 100% of its face amount. The Note was offered and sold by the Company to the Purchaser in a private offering in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Regulation D thereunder. The Company intends to use the proceeds from the private placement for general corporate purposes, which may include, among other things, redeeming the Company’s 5.75% fixed-to-floating rate subordinated notes due 2027 after they become callable on July 15, 2022.

The Note will mature on July 1, 2032. From and including June 15, 2022, to, but excluding, July 1, 2027 or the date of earlier redemption, the Company will pay interest on the Note semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2023, at a fixed interest rate of 5.25% per annum. From and including July 1, 2027, to the maturity date or the date of earlier redemption (the “Floating Rate Period”), the Company will pay interest on the Note at a floating interest rate. The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR (as defined in the Note) plus 245 basis points for each quarterly interest period during the Floating Rate Period. Interest payable on the Note during the Floating Rate Period will be paid quarterly in arrears on January 1, April 1, July 1 and October 1, of each year, commencing on October 1, 2027. Notwithstanding the foregoing, in the event that the benchmark rate is less than zero, the benchmark rate shall be deemed to be zero.

The Company may, at its option, redeem the Note (i) in whole or in part on or after July 1, 2027, or (ii) in whole, but not in part, upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or “Investment Company Event” (each as defined in the Note). The redemption price for any redemption is 100% of the principal amount of the Note, plus accrued, but unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Note will be subject to the receipt of any and all required federal and state regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations.

There is no right of acceleration of maturity of the Note in the case of default in the payment of principal of, or interest on, the Note or in the performance of any other obligation of the Company under the Note. The Note provides that the holder of the Note may accelerate payment of indebtedness only upon the Company’s bankruptcy, insolvency, reorganization, receivership or other similar proceedings.

The Note is a general unsecured, subordinated obligation of the Company and ranks junior to all of its existing and future Senior Indebtedness (as defined in the Note), including all of its general creditors. The Note will be equal in right of payment with any of the Company’s existing and future subordinated indebtedness, and will be senior to the Company’s obligations relating to any junior subordinated debt securities issued to the Company’s subsidiary trusts. In addition, the Note is effectively subordinated to all secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.

The Note Purchase Agreement contains certain customary representations, warranties, and covenants made by each of the Company and the Purchaser. The Note is not subject to any sinking fund and is not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Note is not subject to redemption at the option of the holders. The Note is the obligation of the Company only and is not an obligation of, and is not guaranteed by, any of the Company’s subsidiaries including John Marshall Bank. The Note was designed to qualify initially as Tier 2 capital for the Company for regulatory capital purposes.

The foregoing descriptions of the Note Purchase Agreement and the Note do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the form of the Note Purchase Agreement and the form of the Note, which are attached hereto as exhibits and are incorporated herein by reference.

Keefe, Bruyette & Woods, A Stifel Company, acted as the sole placement agent.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure

On June 15, 2022, the Company issued a press release announcing the completion of the offering of the Note, which is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of 5.25% Fixed to Floating Subordinated Note due July 1, 2032.
10.1	Form of Subordinated Note Purchase Agreement, dated June 15, 2022, by and between John Marshall Bancorp, Inc. and the Purchaser named therein.
99.1	Press release issued by John Marshall Bancorp, Inc. dated June 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN MARSHALL BANCORP, INC.

Date: June 15, 2022	By:	/s/ Kent D. Carstater
Kent D. Carstater Executive Vice President, Chief Financial Officer